Exhibit 4.6

AMENDMENT TO SHAREHOLDERS AGREEMENT

        THIS AMENDMENT TO THE SHAREHOLDERS AGREEMENT (this “Amendment Agreement”) is entered into as of the 8th day of September, 2004, by and between NIR ALON HOLDING GMBH (the “Investors”), ALTRO WARENHANDELS GMBH, NIR ALON, ELBIT LTD. (“Elbit”), M.S. Master Investments (2002) Ltd. (“MS”), S.R. Master Investments (2002) Ltd. (“SR”), R.D. Master Investments (2002) Ltd. (“RD”) and Avner Shacham (“Shacham”)(MS, SR, RD and Shacham, shall together be referred to herein as the “New Shareholders”).

        WHEREAS, Elbit, Altro Warenhandelsgesmbh (“Altro”) and Nir Alon are party to a Shareholders Agreement, dated March 28, 2001 (the “SA”), relating to their holdings of shares in the Company;

        WHEREAS, in August 2002, Nir Alon transferred all of his holdings in EVS to Altro;

        WHEREAS, Altro is in the process of transferring all of its holdings in the Company to Nir Alon Holding GmbH;

        WHEREAS, the Company, the New Shareholders and certain others are party to a Share Purchase Agreement dated August 6, 2004, and amended effective September 1, 2004 (the “New SPA”) pursuant to which the Company is to issue Ordinary Shares with a value of up to $5,500,000 to the New Shareholders and certain other parties and the New Shareholders are to have the right to appoint two (2) members to the Board, all as further set forth therein (the “Obligation”); and

        WHEREAS, in order to have the Company comply with the Obligation, the Parties wish to have the New Shareholders become a party to the SA and amend the SA on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties hereby agree as follows:

    1.        All terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the SA.

    2.        Section 2.2 of the SA shall be cancelled and replaced in its entirety with the following:

“2.2 At any meeting of the shareholders of the Company at which members of the Board are to be elected, the Shareholders and the New Shareholders hereby agree to vote or act with respect to their shares so as to:

(i) elect to the Board of Directors of the Company three (3) Directors nominated by Nir Alon Holding GmbH or Altro, whichever holds the Ordinary Shares of the Company at such time (the “Alon Shareholder”) and provided that Nir Alon is one of the nominees of the Alon Shareholder, to appoint him as Chairman of the Board of Directors;

(ii) elect one (1) member of the Board designated by Elbit, for so long as Elbit holds at least five percent (5%) of the Issued and Outstanding Capital (the “Elbit Threshold”) and where a reduction of Elbit’s holdings below the Elbit Threshold shall only occur as a result of a sale of the Company’s shares by Elbit;

(iii) elect two (2) members of the Board designated by the New Shareholders;

(iv) Notwithstanding anything to the contrary in this Section 2.2: (a) in the event that either (A) the holdings of the New Shareholders in the aggregate or (B) the Alon Shareholder, represent at any time less than ten percent (10%) of the Issued and Outstanding Capital, as a result of the sale of the Company’s shares, the Shareholders and New Shareholders shall vote their respective shares to elect one (1) member of the Board less than the number of directors set forth in Section 2.2(i) or 2.2(iii), as applicable to such party that at such time holds less than ten percent (10%) of the Issued and Outstanding Capital; and (b) in the event that either the holdings of the New Shareholders in the aggregate or the Alon Shareholder, represent at any time less than five percent (5%) of the Issued and Outstanding Capital, as a result of the sale of the Company’s shares, the Shareholders and New Shareholders shall vote their respective shares to elect two (2) members of the Board less than the number of directors set forth in Section 2.2(i) or 2.2(iii), as applicable to such party that at such time holds less than five percent (5%) of the Issued and Outstanding Capital. Notwithstanding the above, in any event where the number of directors that either the New Shareholders or the Alon Shareholder is entitled to appoint is decreased pursuant to this Section 2.2(iv), the parties, to the extent permitted by applicable law and subject to the Articles of Association of the Company, shall attempt to fill such vacancy(ies) by voting their respective shares in favor of an individual to be mutually agreed upon by a majority of the New Shareholders, on the one hand, and the Alon Shareholder, on the other.

For the purposes of this Section 2.2, the term “Issued and Outstanding Capital”shall mean the number of issued and outstanding shares of the Company immediately following the consummation of the New SPA. “

    3.        The following new Section 2.4 shall be added to the SA:

“2.4 At any meeting of the shareholders of the Company at which members of the Board are to be elected, or whenever members of the Board are to be elected by written consent, Elbit and Nir Alon Holding GmbH hereby agree to vote or act with respect to their shares so as to elect Yossef (Joseph) Barath as a member of the Board for so long as he is entitled to be appointed pursuant to the Agreement entered into between Elbit and Yossef (Joseph) Barath dated July 4, 1993.”

    4.        Section 6.4 of the SA shall be cancelled and replaced in its entirety by the following:

“6.4 This Agreement shall not be modified except in writing signed by Elbit, Nir Alon Holding GmbH or Altro (as applicable) and a majority of the New Shareholders, provided however, that the modification of Sections 1, 2.4, 3 and 3B shall not require the approval of any of the New Shareholders.”

    5.        The following shall be added to Section 8, following the phrase “Fax: 09-9704200":

"if to the New Shareholders: c/o ScanMaster Systems (IRT) Ltd. 5B Ha'Nagar Street Neve Ne'eman B Hod Hasharon 45800 Israel Fax: (972) (9) - 746-4648 Attention: Chief Executive Officer

with a copy to:

Gross, Kleinhendler, Hodak, Halevy and Greenberg One Azrieli Center (Round Tower) 40th Floor Tel Aviv 64731 Israel Fax: (972-3) 607-4422 Attention: Richard J. Mann, Adv."

    6.        Except as specifically amended herein, all terms, definitions and conditions of the SA remain in full force and effect.

    7.        In the event of any inconsistency or conflict between the provisions of the SA and this Amendment Agreement, the provisions of this Amendment Agreement shall prevail and govern.

    8.        Notwithstanding anything to the contrary herein, this Amendment Agreement shall only become effective upon the consummation of the New SPA (the “Effective Date”).

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement on the date first above-written to be effective as of the Effective Date.

For and on behalf of:

ELBIT LTD.

By: ________________________

Name: ________________________

Title: ________________________

NIR ALON
_____________________________

M.S. MASTER INVESTMENTS (2002) LTD.

By: ________________________

Name: ________________________

Title: ________________________

R.D. MASTER INVESTMENTS (2002) LTD.

By: ________________________

Name: ________________________

Title: ________________________	ALTRO WARENHANDELS GMBH

By: ________________________

Name: ________________________

Title: ________________________

NIR ALON HOLDING GMBH

By: ________________________

Name: ________________________

Title: ________________________

S.R. MASTER INVESTMENTS (2002) LTD.

By: ________________________

Name: ________________________

Title: ________________________

AVNER SHACHAM

______________________________